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                                                                     Exhibit 4.1



                           AMENDMENT TO LOAN AGREEMENT


         Reference is made to: (i) the Loan Agreement dated as of June 22, 2001 (the "Loan Agreement") between Pilot Therapeutics, Inc., a North Carolina corporation ("Pilot"), and PharmaBio Development Inc., a North Carolina corporation ("PharmaBio"); (ii) Pilot Therapeutics Holdings, Inc., a Delaware corporation and owner of all of the capital stock of Pilot ("Holdings"); (iii) the transaction completed on August 24, 2001 whereby Interallied Group, Inc., a Nevada corporation and the predecessor of Holdings ("Interallied"), acquired all of the capital stock of Pilot (the "Acquisition Transaction"); and (iv) the transaction on October 2, 2001 whereby Interallied reincorporated from Nevada to Delaware by merger into Holdings (the "Reincorporation Transaction").

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Section 2.07(c) of the Loan Agreement is hereby amended to: delete the reference to $5.00 in Section 2.07(c)(i)(x) and insert $2.50 in lieu thereof; and delete the reference to $3.83 in Section 2.07(c)(ii) and insert $1.915 in lieu thereof. Notwithstanding the foregoing, the Conversion Price (as defined in the Loan Agreement) is subject to adjustment from time to time as provided in the Loan Agreement.

         2. Pursuant to Section 2.07(c)(iii), and in connection with the Acquisition Transaction and the Reincorporation Transaction, the conversion and purchase rights of PharmaBio under the Loan Agreement have become conversion and purchase rights with respect to the common stock of Holdings.

         3. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provisions of the Loan Agreement or any of the other Loan Documents (as defined in the Loan Agreement). This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument. This Amendment may be executed and


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delivered by facsimile or telecopy and any execution by such means shall be deemed to be an original.

         IN WITNESS WHEREOF, the parties have duly executed this Amendment as of December 21, 2001.


                                PHARMABIO DEVELOPMENT INC.

                                By: /s/ Tom Perkins
                                    --------------------------------------------
                                    Name: Tom Perkins
                                    Title: VP and General Counsel


                                PILOT THERAPEUTICS, INC.

                                By: /s/ Floyd H. Chilton
                                    --------------------------------------------
                                    Name: Floyd H. Chilton
                                    Title: President and Chief Executive Officer


                                PILOT THERAPEUTICS HOLDINGS, INC.


                                By: /s/ Floyd H. Chilton
                                    --------------------------------------------
                                    Name: Floyd H. Chilton
                                    Title: President and Chief Executive Officer